EXHIBIT 10.1

KNOX GOLF ACADEMY, INC

CONVERTIBLE PROMISSORY NOTE

This Convertible Promissory Note (the “Note”) is issued as of May 7, 2026 by KNOX GOLF ACADEMY, INC, a duly incorporated company under the laws of New York (the “Company”), to Paranovus Entertainment Technology Ltd., a duly incorporated company under the laws of Cayman Islands (the “Investor”).

1. PRINCIPAL AMOUNT AND DISBURSEMENT

The Investor agrees to provide a total loan facility of up to USD 1,000,000 (the “Principal Amount”), to be disbursed in two tranches:

(a) First Tranche: USD 500,000 upon execution of this Note;

(b) Second Tranche: USD 500,000, to be funded in 30 days from execution of this Note.

2. INTEREST

The outstanding Principal Amount shall bear interest at a rate of ten percent (10%) per annum. Interest shall accrue from the date of each disbursement and shall be calculated on the basis of a 365-day year. Accrued interest shall be payable upon repayment or conversion.

3. TERM AND MATURITY

This Note shall have a term of twelve (12) months from the date of the first disbursement (the “Maturity Date”). All outstanding principal and accrued interest shall be due and payable on the Maturity Date unless earlier converted.

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4. CONVERSION

(a) Optional Conversion

Subject to the terms and conditions of this Note, the Investor shall have the right, at its election, to convert all or part of the outstanding Principal Amount into fully paid shares of common stock of the Company (the “Conversion Shares”) by delivering a written notice of conversion to the Company (the “Conversion Notice”) at any time while this Note remains outstanding, subject to the parties mutually agreeing on the final conversion terms and related documentation at the time of conversion.

(b) Conversion Mechanism

The number of Conversion Shares issuable upon conversion of this Note shall be calculated as follows:

Conversion Shares = Total Shares Outstanding × Conversion Percentage

Conversion Percentage = Principal Amount ÷ Renovation Costs

For purpose of this Note:

“Conversion Date” means the date on which the Company receives a valid Conversion Notice from the Investor;

“Total Shares Outstanding” means the total number of issued and outstanding shares of common stock of the Company on a fully diluted basis (including all shares issuable upon exercise of any options, warrants, or other convertible instruments then outstanding) as of the Conversion Date;

“Renovation Costs” means the aggregate amount of all costs, expenses, and expenditures actually paid by the Company in connection with the renovation of the golf course owned and operated by the Company and located at 232-01 Northern Blvd, Douglaston, NY 11362 (the “Golf Course”), including but not limited to costs of construction, landscaping and equipment, as certified by an independent third party as appointed by both parties, supported by originals or certified copies of all relevant invoices, contracts, receipts, and payment records, provided that, the Renovation Costs in no event shall exceed $10,000,000.

(c) Effect of Conversion

Upon conversion, the relevant portion of the outstanding principal and accrued interest shall be converted into equity securities of the Company. The Company shall, within two (2) business days of the Conversion Date, allot and issue the Conversion Shares to the Investor, credited as fully paid, enter the Investor’s name in the register of members as the holder of the Conversion Shares, and deliver to the Investor a share certificate in respect of the Conversion Shares within two (2) business days of the Conversion Date; and

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Following such conversion, the Investor shall be entitled to all rights of a shareholder, including the right to receive dividends if and when declared. No further interest shall accrue on the converted portion.

(d) No Obligation to Convert

The Investor shall have no obligation to convert this Note. If the Investor elects not to convert, the Note shall remain a debt obligation and shall be repaid in full at maturity.

5. BOARD REPRESENTATION

The Investor shall have the right to appoint one (1) director to the board of directors of the Company, with full voting rights equivalent to other directors.

6. SECURITY

As security for the obligations under this Note, the Company agrees to grant the Investor a first-priority security interest in all of its assets, whether now owned or hereafter acquired, wherever located, including, without limitation:

(i) all accounts, accounts receivable and other rights to payment;

(ii) all inventory, equipment, fixtures and general intangibles;

(iii) all deposit accounts, securities accounts and cash;

(iv) all books and records; and

(v) all proceeds and products of the foregoing.

The Company shall execute and deliver all documents and take all actions reasonably requested by the Investor to perfect and maintain such security interest, including the filing of UCC financing statements and, where applicable, entering into control agreements with respect to deposit accounts and securities accounts.

As additional security, the holders of equity interests in the Company shall pledge to the Investor 100% of the issued and outstanding equity interests of the Company pursuant to a pledge agreement (collectively with all the documents with regard to the security interest mentioned in this Section 6, the “Security Documents”) in form and substance reasonably satisfactory to the Investor.

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7. GUARANTEE

The obligations of the Company under this Note shall be jointly and severally guaranteed by the Company’s controlling shareholders and ultimate beneficial owners, and their affiliates, as designated by such shareholders or ultimate beneficial owners, as set forth in Exhibit A attached hereto. Each guarantor shall be personally liable for the full and timely repayment of all obligations under this Note.

8. USE OF PROCEEDS

The proceeds of this Note shall be used solely for the Company’s business operations and working capital needs. The Company shall not use the funds for any non-business purposes.

9. INFORMATION RIGHTS

(a) For so long as this Note remains outstanding, the Company shall deliver to the Investor:

(i) within 30 days after the end of each financial year of the Company, audited annual financial statements of the Company (including a balance sheet, income statement, cash flow statement, and notes thereto);

(ii) within 15 days after the end of each calendar quarter, unaudited management accounts of the Company for such quarter, prepared on a basis consistent with the annual financial statements and certified as true and fair by a director of the Company; and

(iii) promptly upon request by the Investor, such additional financial or operational information relating to the Company as the Investor may reasonably request from time to time.

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(b) Inspection Rights. The Company shall, upon not less than five (5) business days’ prior written notice from the Investor, permit the Investor and its authorized representatives (including accountants, lawyers, and financial advisors) to:

(i) inspect, examine, and make copies of all books of account, accounting records, contracts, corporate records, tax records, bank statements, invoices, receipts, and other books and records of the Company (collectively, the “Books and Records”);

(ii) visit and inspect the premises and assets of the Company, including the Golf Course, and any other properties owned, leased, or operated by the Company; and

(iii) meet and discuss the affairs, finances, accounts, and operations of the Company with the directors, officers, and senior management of the Company.

(c) Renovation-Specific Access. Without limiting the generality of Section (b), the Company shall provide the Investor with specific access to all documents, records, contracts, invoices, payment records, and correspondence relating to the renovation of the Golf Course, including but not limited to:

(i) all contracts entered into with contractors, subcontractors, suppliers, and consultants in connection with the renovation;

(ii) all invoices and receipts evidencing costs paid or incurred in connection with the renovation; and

(iii) all progress reports, project management records, and completion certificates relating to the renovation,

in each case for the purpose of enabling the Investor to verify and monitor the Renovation Costs in accordance with Section 4 of this Note.

10. EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default”:

(a) The Company fails to pay any amount of Principal Amount or interest due and payable under this Note within ten (10) calendar days after the date on which such payment falls due, whether at maturity, upon acceleration, or otherwise;

(b) Breach of Obligations

(i) The Company breaches any representation, warranty, undertaking, or obligation under this Note (other than a payment obligation addressed in Section 10.1(a)), and, if such breach is capable of remedy, such breach remains unremedied for a period of ten (10) calendar days after the earlier of: (A) the Company becoming aware of such breach; and (B) written notice of such breach being delivered by the Investor to the Company; or

(ii) The Company breaches any obligation under this Note that is not capable of remedy;

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(c) Cross-Default

(i) The Company fails to pay any financial indebtedness when due (or within any applicable grace period under the relevant agreement), and the aggregate amount of such financial indebtedness that is overdue exceeds $500,000 (the “Cross-Default Threshold”);

(ii) Any financial indebtedness of the Company in an aggregate amount exceeding the Cross-Default Threshold is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of an event of default (howsoever described) under the relevant agreement.

(d) Any of the following occurs in respect of the Company:

(i) any corporate action, legal proceeding, or other procedure or step is taken in relation to the winding-up, dissolution, administration, liquidation, receivership, or analogous proceeding of the Company in any jurisdiction, other than a solvent winding-up for the purposes of a bona fide reorganization or amalgamation approved in advance by the Investor in writing;

(ii) an application is made to a court, or an order is made, for the appointment of a liquidator, receiver, administrator, trustee in bankruptcy, or similar officer over all or a substantial part of the Company’s assets; or

(iii) any attachment, execution, distress, sequestration, or other enforcement process is levied or enforced against, or an encumbrancer takes possession of, all or a material part of the Company’s assets;

(e) The Company suspends, ceases, or threatens to cease to carry on all or a substantial part of its business operations, including the operation or development of the Golf Course.

(h) Golf Course Events. Any of the following occurs in respect of the Golf Course:

(i) the renovation of the Golf Course is abandoned, suspended for a continuous period of more than 60 days, or permanently discontinued without the prior written consent of the Investor;

(ii) the Company ceases to hold a valid and subsisting title, lease, license, or other right to occupy and operate the Golf Course, or such title or right is materially adversely affected by any governmental action, expropriation, compulsory acquisition, or similar process; or

(iii) the Golf Course sustains damage or destruction that is not covered by insurance and that materially affects the value or operation of the Golf Course;

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11. REMEDIES

Upon the occurrence of an Event of Default, the Investor may, at its option:

(a) declare the entire outstanding Principal Amount together with all accrued and unpaid interest and all other amounts payable under this Note to be immediately due and payable, whereupon the same shall become immediately due and payable without further demand, presentment, or notice of any kind, all of which are hereby expressly waived by the Company;

(b) exercise and enforce all or any of its rights and remedies under the Security Documents;

(c) make a demand under and enforce all or any guarantees arrangements provided by guarantors pursuant to Section 7 of this Note;

(d) in lieu of acceleration under Section 11(a), exercise its conversion right under Section 4 and convert the outstanding Principal Amount into Conversion Shares, notwithstanding any condition to conversion that has not yet been satisfied.

12. REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that it is duly incorporated, validly existing, and has full authority to enter into this Note. This Note constitutes a valid and binding obligation of the Company. There are no material legal proceedings that would adversely affect the Company.

The Investor represents that it has full authority to enter into this Note.

13. MISCELLANEOUS

This Note constitutes the entire agreement between the parties. Any amendment must be in writing and signed by both parties. The Investor may assign this Note without the Company’s consent. All notices shall be made in writing.

14. GOVERNING LAW

This Note shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Note as of the date first written above.

[Signature Page]

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Company:

KNOX GOLF ACADEMY, INC

BY:
REN FEI
Title:	Board of Director

Investor:

Paranovus Entertainment Technology Ltd.

BY:
LING GUO
Title:	CFO

Guarantor:

BY:
REN FEI

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